Margaret M. Pego                Human Resources
Senior Vice President-Human Resources         80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer        tel: 973-430-7243 fax: 973-242-5176
email: Margaret.Pego@pseg.com

EXHIBIT 10a(20)

June 21, 2017

David M. Daly
303 Main Street, Unit 330
Hempstead, NY 11550

Dear Dave:
I am pleased to offer you the position of President and Chief Operating Officer of Public Service Electric & Gas (“PSE&G”) and Chairman of the Board (“COB”) of PSEG Long Island, effective October 2, 2017. In this position, you will be an employee of PSE&G. You will be paid a base annual salary of $500,000. You shall be eligible for your next salary review in January 2019. Salary reviews will be conducted annually thereafter.
You will continue to be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target incentive award for 2017 will be 75% of your base salary, however, you may be eligible to receive up to 150% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of 2017 goals and objectives and your award, if earned, for 2017 will be payable in 2018. Any SMICP award for 2017 will be prorated based on your transfer date of October 2, 2017. For the period January 1 to October 1, 2017, the SMICP award will be based on your position as President & COO, PSEG Long Island with an incentive target of 50%, and for the period of October 2 to December 31, 2017, it will be based on your position as President & COO, PSE&G and COB of PSEG Long Island with an incentive target for 75%.

You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). In February 2018, it will be recommended to the Organization and Compensation Committee (“O&CC”) that you be granted a 2018 LTIP award of $750,000. This grant will be in the form of 30% Restricted Stock Units (“RSUs”) and 70% Performance Share Units (“PSUs”). In the future, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer all or a portion of your base pay and/or any cash incentive you may receive in any given year. In November, you will receive information regarding participation in the Deferred Compensation Plan for 2018.
You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under the LTIP. In November, you will receive information regarding participation in the Deferred Equity Plan for 2018.

David M. Daly                        2                    6/21/2017

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.
You will be eligible for an annual physical examination through the University of Pennsylvania.
You will continue to be provided a parking space in the Company parking garage in Newark, NJ. Additionally, you will be eligible for either a monthly vehicle stipend of $1,000 or use of a PSE&G company vehicle.
You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy.
This position change is conditional upon satisfactory receipt of any necessary regulatory approvals, including but not limited to FERC approvals.
The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause. This letter shall not be construed, nor is it intended to be construed, as a binding contract of employment.
Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.
Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.
Sincerely,

/s/ Margaret M. Pego
Margaret M. Pego
Senior Vice President - Human Resources
and Chief Human Resources Officer

Agreed to this 26 day of June, 2017.

/s/ David M. Daly

David M. Daly

David M. Daly                        3                    6/21/2017

Attachments:

1.	Officer Stock Ownership & Retention Policy

2.	Responsibilities of Corporate Officers and Directors

3.	Confidentiality, Non-Competition and Non-Solicitation Agreement

4.	Arbitration Agreement